MARK A. WEISS
Direct Dial: (513) 579-6599
Facsimile: (513) 579-6457
E-mail: Mweiss@kmklaw.com

January 16, 2003

American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        We serve as your general counsel and are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings. On this basis, we have made an examination as to:

        1.     The organization of American Financial Group, Inc.;

        2.    The legal sufficiency and all corporate proceedings with respect to the establishment of the Dividend Reinvestment Plan (the "Plan") which calls for the issuance of up to 2,000,0000 shares of Common Stock; and

        3.    The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of 2,000,000 shares of Common Stock to be included in a Registration Statement on Form S-3 with respect to the Plan to be filed with the Securities and Exchange Commission.

         Based upon such examination, we are of the opinion that:

        1.    American Financial Group, Inc. is a duly organized and validly existing corporation under the laws of the State of Ohio;

        2.     American Financial Group, Inc. has taken all necessary and required corporate actions in connection with the issuance of 2,000,000 shares of Common Stock under the Plan, and, when issued and delivered pursuant to the terms of the Plan, the aforesaid 2,000,000 shares of Common Stock will be validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

        We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. By: /s/Mark A. Weiss Mark A. Weiss